EXHIBIT 99.1

Power Efficiency Corporation Announces Completion of $7.0 Million Equity Financing

Chairman & CEO Invests $880,000. Three Other Members of the Board of Directors Invest $350,000

January 24, 2008 - Las Vegas, NV - Power Efficiency Corporation (OTCBB: PEFF.OB), a green energy company focused on efficiency technologies for electric motors, today announced it completed its $7.0 million private placement of Units. Insiders, including Steven Strasser, Chairman and CEO, and three other directors, together invested over $1.2 million in the offering.

Steven Strasser, the Company’s Chairman & CEO, commented, “We have raised a total of $7.0 million, adding $1.325 million to our previously announced amount. I have decided to invest an additional $80,000 in the Company, bringing my total investment in this round of financing to $880,000. Furthermore, I am particularly pleased that three board members invested a total of $350,000, as previously announced. As I have stated in the past, this level of investment from insiders is an exceptionally strong statement of our belief in the Company’s prospects.”

Strasser continued, “We are starting this year with over $5 million of capital on the balance sheet and no debt. Our financial capability will allow us to aggressively pursue our business plan.”

In the offering, the Company issued 140,000 Units, each unit consisting of one share of Series B Preferred Stock and a warrant purchase up to 50 shares of the Company’s common stock. Each Unit has a purchase price of $50. Each share of preferred stock is initially convertible into 100 shares of common stock, making the effective common stock purchase price $0.50. The warrants have a per share exercise price of $0.60. The Series B Preferred Stock has an 8% dividend, payable annually in cash or stock, at the discretion of the Company’s board of directors. The Series B Preferred Stock has a mandatory conversion clause if the closing price of the Company’s common stock averages $1 or greater over a 10 day period.

As previously announced, the total financing included the conversion of $1.85 million in secured notes. In addition, at the initial closing the Company repaid $150,000 in secured notes, plus accrued interest. The notes carried no pre-payment penalty. One half of the warrants issued in connection with the notes vested monthly over the term of the notes, and early repayment resulted in cancellation of approximately 729,000 warrants. Furthermore, elimination of the Company’s debt will reduce the Company’s interest expenses by $51,000 per month, including $25,000 in cash interest payments and approximately $26,000 in non-cash interest expense.

About Power Efficiency Corporation

Power Efficiency Corporation is a green energy company focused on efficiency technologies for electric motors. Power Efficiency is incorporated in Delaware and is headquartered in Las Vegas, Nevada. The Company has developed a patented and patent-pending technology platform, called E-Save Technology™, which has been demonstrated in independent testing to improve the efficiency of electric motors by 15-35% in appropriate applications. Electric motors consume over 25% of the electricity in the U.S. and many operate inefficiently. E-Save Technology™ can be licensed to motor, controls and equipment manufacturers. Power Efficiency’s first product based on E-Save Technology ™ is a Motor Efficiency Controller for applications such as escalators, crushers, granulators, mixers, saws, and MG elevators. Power Efficiency is also developing a new product based on E-Save Technology™ for the tens of millions of small motors found in applications such as residential air conditioning, pool pumps, and clothes dryers. The company is working with manufacturers to incorporate this technology directly into new motors and appliances. For more information go to www.powerefficiency.com.

Contact:
Power Efficiency Corporation
B.J. Lackland, CFO, (702) 697-0377
Kenneth Munson, VP Sales and Marketing, (702) 697-0377
Andrew Barwicki, Investor Relations, (516) 662-9461

As a cautionary note to investors, certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; acceptance of the Company's products in the market; the Company's success in technology and product development; the Company's ability to execute its business model and strategic plans; and all the risks and related information described from time to time in the Company's SEC filings, including the financial statements and related information contained in the Company’s SEC Filing. Power Efficiency assumes no obligation to update the information in this release.